Exhibit 99.1

Accelr8 Announces Preliminary Earnings Report

DENVER--(BUSINESS WIRE)--Accelr8 Technology Corporation (NYSE Amex: AXK) announced its un-audited preliminary earnings report for the fiscal year ended July 31, 2010. For the fiscal year, net sales revenues totaled an estimated $2,223,254; net income from continuing operations is estimated as $609,721 with total net income of $650,447. For the previous year, net sales were $1,269,886 with a loss from continuing operations of $(679,119) and a total net loss of $(714,197). Shareholders’ equity totaled an estimated $4,900,463 for the most recent fiscal year, up from $3,894,494 at the end of the previous fiscal year.

Based upon these un-audited results, the applicable Amex listing requirement is $4 million in shareholders’ equity. These estimates are subject to adjustment upon completion of the company’s annual audit and filing of the annual report on Form 10-K.

About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing a rapid analytical platform for infectious pathogens, the BACcel™ system, based on its innovative surface coatings, assay processing, and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8’s own products.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission. Accelr8 does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

Contact:

Metzger Associates
John Metzger,	+1-303-786-7000, ext. 2202
john@metzger.com

or

Accelr8 Technology Corp.
Tom Geimer,	+1-303-863-8088
tom.geimer@accelr8.com